Exhibit 10-34
                                                              October 25, 2000


netcruise.com, inc.
2401 Morris Avenue
Union, NJ  07083

       Re: Completion of the March 1, 2000 Anti-Dilution Option Agreement

Gentlemen:

This letter will serve to confirm my agreement with netcruise.com, inc. ("netcruise"), that in consideration of Active Media Services, Inc. ("Active Media") entering into the Trade Agreement, Stock Purchase Agreement and Lockup Agreement, all dated October 18, 2000, with netcruise.com, and the issuance to me of an additional 200,000 shares of the $.0001 par value common stock of netcruise (the "stock"), I have agreed to limit the exercise of my rights under the March 1, 2000 Anti-Dilution Option Agreement between netcruise and myself (the "Agreement") to the following:

As a result of the issuance of (i) 500,000  shares of stock to Benjamin S. Gage,
(ii) 25,000 shares of stock to Alliant Technologies, Inc. ("Alliant"), (iii) 11,750 shares of stock to Patricia Simmons, (iv) 3,500 shares of stock to Vision Corporate Consulting and (v) 55,000 shares of stock to be issued to Alliant, netcruise shall sell and issue to me an additional 396,904 shares of stock for cash consideration of $79,381.

I hereby elect to convert the $200,000 principal amount of the netcruise August 9, 2000 convertible promissory note payable to my order into 1,000,000 shares of stock.

Upon the completion of the transactions described above, the Agreement shall be cancelled and void and of no further force and effect.


Accepted & Agreed:                                            _______________
                                                               Joseph Perri
netcruise.com, inc.


By_______________________
    Lawrence E. Burk, President


By_________________________
     John S. Wasko, Secretary